Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-160688

Prospectus Supplement No. 5

(To Prospectus dated September 29, 2009)

55,544,300 shares

TransAtlantic Petroleum Ltd.

Common Shares

This Prospectus Supplement No. 5 supplements and amends the prospectus dated September 29, 2009, as supplemented by Prospectus Supplement No. 1 dated October 1, 2009, Prospectus Supplement No. 2 dated October 8, 2009, Prospectus Supplement No. 3 dated October 21, 2009 and Prospectus Supplement No. 4 dated November 3, 2009, collectively referred to herein as the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated November 5, 2009 and filed with the Securities and Exchange Commission on November 6, 2009, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common shares. These risks are described under the caption “Risk Factors” beginning on page 5 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 6, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2009

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-31643	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5910 N. Central Expressway, Suite 1755 Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 5, 2009, TransAtlantic Petroleum Ltd. (the “Corporation” or “TransAtlantic”) announced the pricing of its previously announced offering (the “Offering”) of common shares of TransAtlantic (the “Common Shares”). Pursuant to the Offering, the Corporation will issue 42,554,000 Common Shares at a price of Cdn$2.35 per Common Share for gross proceeds to the Corporation of approximately Cdn$100.0 million.

Pursuant to the terms of the Offering, the Corporation has agreed to grant the Underwriters an over-allotment option to purchase up to an additional 5,744,790 Common Shares, exercisable at any time, in whole or in part, up to 30 days from the closing of the Offering. If the over-allotment option is exercised in full, a total of 48,298,790 Common Shares will be sold under the Offering for total gross proceeds of the Offering of approximately Cdn$113.5 million.

The net proceeds of the Offering will be used towards the Corporation’s 2010 capital expenditure program, for repayment of indebtedness and for general corporate purposes.

The Offering is scheduled to close on or about November 23, 2009 and is subject to certain customary closing conditions and regulatory approvals, including the approval of the Toronto Stock Exchange.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy securities in the United States or any other jurisdiction, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Common Shares offered have not been registered under the 1933 Act, or any state securities laws and may not be offered or sold in the United States or to a U.S. person absent registration under the 1933 Act or an applicable exemption from the registration requirements of the 1933 Act and applicable state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2009

TRANSATLANTIC PETROLEUM CORP.

By:	/S/ JEFFREY S. MECOM
Jeffrey S. Mecom
Vice President and Corporate Secretary

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